UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CNB Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

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P.O. Box 42

Clearfield, PA 16830

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNB FINANCIAL CORPORATION will be held at Lock Haven University – Clearfield Campus, 201 University Drive, Clearfield, PA 16830, 2nd Floor – Upper Lounge on Tuesday, April 21, 2020, at 2:00 P.M. for the following purposes:

1.

ELECTION OF DIRECTORS: To elect four Class 1 directors to serve until the Annual Meeting in the year 2023 or until their respective successors are elected and qualified and one Class 2 director to serve until the Annual Meeting in the year 2022 or until her successor is elected and qualified.

2.

SAY-ON-PAY VOTE: To vote on a non-binding advisory resolution on the compensation program for CNB Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the Proxy Statement (a “say-on-pay” vote).

3.

SAY-ON-FREQUENCY VOTE: To vote on a non-binding advisory basis on how frequently shareholders will be provided a “say-on-pay” vote. Shareholders have the opportunity to request a “say-on-pay” vote every year, every two years, or every three years, or abstain from voting on the matter completely.

4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2020.

5.	TRANSACTION OF OTHER BUSINESS: To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of CNB Financial Corporation fixed February 24, 2020, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

The Annual Report on Form 10-K for the year ended December 31, 2019, the Annual Report Highlights, and the Proxy Statement and form of proxy for the meeting are enclosed.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. PLEASE RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE. THE BOARD RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS ONE, TWO AND FOUR DESCRIBED ABOVE AND “ONE YEAR” WITH RESPECT TO PROPOSAL THREE DESCRIBED ABOVE. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SO NOTIFYING THE SECRETARY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board,

        Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania

March 11, 2020

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held April 21, 2020. This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our 2019 Annual Report are available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

CNB FINANCIAL CORPORATION

1 SOUTH SECOND STREET

CLEARFIELD, PA 16830-0042

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

TUESDAY, APRIL 21, 2020, 2:00 p.m.

ABOUT THE MEETING

General Information

This Proxy Statement is furnished to shareholders of CNB Financial Corporation (the “Corporation” or the “Holding Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the “Board”) for use at the Annual Meeting of Shareholders to be held on Tuesday, April 21, 2020 at 2:00 p.m.

The Corporation is a Pennsylvania business corporation and a financial holding company registered with the Federal Reserve Board and has its principal offices at CNB Bank, Clearfield, Pennsylvania 16830. The subsidiaries of the Corporation are CNB Bank (“CNB Bank” or the “Bank”), CNB Securities Corporation, CNB Risk Management, Inc., Holiday Financial Services Corporation and CNB Insurance Agency.

Unless otherwise directed, proxies solicited hereby will be voted FOR the election as directors of the nominees named under the caption: “Proposal 1. Election of Directors,” FOR approval of the non-binding advisory resolution on the compensation program for our NEOs (as defined below), “ONE YEAR” with respect to the non-binding advisory vote on the frequency of shareholder votes on executive compensation and FOR ratification of the appointment of our independent registered public accounting firm for the year 2020. The Board is not aware of any other matters which will be presented for action at the meeting, but the persons named in the proxies intend to vote or act according to their discretion with respect to any other proposal which may be presented for shareholder action.

Solicitation

The enclosed proxy is being solicited by the Board. The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and form of proxy is to be borne by the Corporation. In addition to the solicitation of proxies by use of mail, directors, officers or other employees of the Corporation may solicit proxies personally or by telephone and the Corporation may request certain persons holding stock in their names or in the names of their nominees to obtain proxies from and send proxy materials to the principals and will reimburse such persons for their expenses in so doing. Directors, officers, or other employees so utilized will not receive special compensation for such efforts. The date on which this Proxy Statement and the accompanying form of proxy was first mailed to shareholders was March 11, 2020.

Quorum; Voting

A quorum for the transaction of business at the annual meeting will require the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting. Abstentions are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter is required for the approval of all matters under consideration at the annual meeting. Shareholders have one vote for each share held.

Revocation of Proxies

The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of a written notice revoking it, or a duly executed proxy bearing a later date, with Richard L. Greslick, Jr., the Secretary of the Corporation. In the event your proxy is mailed and you attend the meeting, you have the right to revoke your proxy and cast your vote personally. All properly executed proxies delivered to us pursuant to this solicitation will be voted at the meeting in accordance with your instructions, if any.

Eligibility to Vote; Record Date

The securities that can be voted at the annual meeting consist of shares of common stock of the Corporation with each share entitling its owner to one vote on all matters properly presented at the meeting. There is no cumulative voting of shares. The Board has fixed the close of business on February 24, 2020 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were 15,369,064 shares of common stock then outstanding and eligible to be voted at the annual meeting. As of that date, all executive officers and directors of the Corporation as a group (19 persons) beneficially owned 456,941 shares, or 2.97%, of the total number of outstanding shares.

Procedures

Whether you hold shares directly as a registered shareholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the internet, by telephone or by mail.

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Voting by internet or telephone—You may submit your proxy over the internet or by telephone by following the instructions for internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.

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Voting by mail—You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

Under current New York Stock Exchange (“NYSE”) rules, which govern NYSE brokerage members, the proposal to ratify the appointment of independent auditors (Proposal 4) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions in accordance with NYSE rules. In contrast, the proposals with respect to the election of directors (Proposal 1), “say-on-pay” (Proposal 2) and “say-on-frequency” (Proposal 3) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Obtaining an Annual Report on Form 10-K

The Corporation is required to file an Annual Report on Form 10-K (the “Form 10-K”) for the 2019 fiscal year with the U.S. Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Richard L. Greslick, Jr., Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830. Our annual report is also available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

PROPOSAL 1. ELECTION OF DIRECTORS

The Bylaws of the Corporation provide that the Board shall consist of not less than nine nor more than twenty-four persons. The Board has acted to fix the number of directors for the ensuing year at twelve.

The Bylaws further provide that the Board shall be classified into three classes with each class consisting of not less than three nor more than eight directors. The Board has elected to fix the number of each class of directors at four. One class of directors is to be elected annually for a three-year term. The four Class 1 nominees named below are nominated to serve as Class 1 directors to hold office for a three-year term expiring at the third succeeding annual meeting (in the year 2023). The one Class 2 nominee named below is nominated to serve as a Class 2 director to hold office for a two-year term expiring at the second succeeding annual meeting (in the year 2022). Each nominee has consented to be named as a nominee and has agreed to serve if elected. If, for any reason, any of the nominees named below should become unavailable to serve, the enclosed proxy will be voted for the remaining nominees and such other person or persons as the Board may select among those recommended by the Corporate Governance/Nominating Committee.

Information as to Nominees and Other Directors

The following tables set forth the names of the nominees for election as directors and the current directors of the Corporation. Also set forth in the tables is certain other information with respect to each such person’s age at December 31, 2019, the periods during which such person has served as a director of the Corporation and positions currently held with the Corporation.

Following the tables are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board to determine that such person should serve as a director as of the time of filing of this Proxy Statement. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. “Independent” directors are those who, in the Board’s judgment, meet the standards for independence as required by NASDAQ.

NOMINEES:

The following Class 1 directors for a three year term expiring at the time of the annual meeting in 2023.

Name	Age at December 31, 2019	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Peter F. Smith Independent Director	65	Chairperson of the Board Attorney at Law	—	9/12/1989
Jeffrey S. Powell Independent Director	55	President, J.J. Powell, Inc. (Petroleum Distributor)	—	12/27/1994
Francis X. Straub, III Independent Director	59	Owner/Pharmacist/CFO/Director, St. Mary’s Pharmacy	—	4/19/2015
Peter C. Varischetti Independent Director	50	President, Varischetti Holdings, LP	—	7/1/2015

The following Class 2 director for a two year term expiring at the time of the annual meeting in 2022.

Name	Age at December 31, 2019	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Julie M. Young(1) Independent Director	46	Attorney, JMY Law, LLC, Worley Law, LLC	—	5/14/2019

(1)

Pursuant to the Corporation’s Bylaws, as Ms. Young was appointed after the 2019 Annual Meeting of Shareholders, she must stand for election to serve out the term to which she was appointed. Ms. Young was appointed by the Board as a Class 2 director and, therefore, she has been nominated by the Board to hold office for a term expiring at the Corporation’s 2022 annual meeting.

Peter F. Smith obtained his Bachelor of Arts from Williams College in 1976 and later graduated from the Dickinson School of Law in 1981. He joined his late father, William U. Smith, in the general practice of law in Clearfield after graduation. Mr. Smith has continued in the practice, representing a diverse group of businesses and their owners. He concentrates his practice on commercial transactions, real estate, mineral law, estate planning and related litigation. Mr. Smith has served on the Ethics Committee of the Pennsylvania Bar Association since 1994 and has authored numerous written opinions to assist other lawyers with ethical issues, and has been invited to speak as panelist by the Pennsylvania Bar Institute. Mr. Smith has served and continues to serve numerous charitable and public services organizations. Mr. Smith’s legal experience provides the Corporation’s Board with valuable insight into legal matters affecting it and its markets. Mr. Smith also brings strong corporate governance experience to the Board.

Jeffrey S. Powell serves as Audit Committee Chairperson. He is a graduate of The Pennsylvania State University where he earned a degree in Business Administration. He is currently the President of J.J. Powell Inc., a petroleum marketer, as well as Snappy’s Convenience Stores. Mr. Powell’s extensive executive experience in the petroleum marketing and retail convenience industry provide strong knowledge regarding finance, operations compliance and planning to the Board.

Francis X. Straub, III, managing executive officer and director of St. Marys Pharmacy, Inc. and Bennetts Valley Pharmacy, Inc., was appointed to the board of CNB Bank in November 2015. Mr. Straub brings a diverse background in healthcare and entrepreneurial culture, which began in his family’s pharmacy over 40 years ago. Mr. Straub holds a Bachelor of Science degree in the field of pharmacy from Duquesne University and has been a practicing, licensed pharmacist at St. Marys Pharmacy for over 30 years. He has served on numerous charitable and public service boards and currently serves as a member of the Board of Directors/Treasurer at Value Drug Company, Executive Team Board Member/Vice Chairperson at Penn Highlands Elk and Chairperson of the Board of PCC Management Holdings Inc. Additionally, Mr. Straub is involved with industrial manufacturing, oil and gas production, medical services and commercial real estate development.

Peter C. Varischetti, President of Varischetti Holdings, LP, was appointed to the board of CNB Bank and CNB Financial Corporation in July 2015. He has served on numerous charitable and public service boards and currently serves as director and officer of Guardian Elder Care Holdings, Inc., and chairperson of both the Brockway Schools and Community Education Foundation, and the Brockway Center for Arts & Technology. Mr. Varischetti is a board member of DuBois Central Catholic and serves on the Erie Diocesan Finance Council and the Parish Finance Council of St. Tobias Church. Mr. Varischetti serves on the board of directors for the Frank Varischetti Foundation, is a member of the Board of Trustees for the University of Pittsburgh and is chairperson of the School of Health and Rehabilitation Sciences Board of Visitors. Mr. Varischetti earned a Bachelor of Science in Business Administration and Psychology from the University of Pittsburgh.

Julie M. Young is an attorney specializing in employment law and human resources at JMY Law, LLC. Ms. Young has served in this role since 2016. With over 19 years of experience navigating federal and state employment laws, Ms. Young works closely with small and mid-sized businesses to provide comprehensive employment law services. Prior to her current position, Ms. Young practiced employment law at Worley Law, LLC. Ms. Young is a frequent speaker on employment law and human resource topics, from structuring employment agreements, to federal and state compliance considerations and advising on anti-harassment and anti-discrimination policies and practices. Ms. Young is active in her community and previously served as a member of the board of advisors of FCBank, a division of CNB Bank headquartered in Worthington, Ohio, since December 2017. Ms. Young received her B.A. from Miami University of Ohio and J.D. from The Ohio State University Mortiz College of Law. The Board believes that Ms. Young’s qualifications include her broad human resources and employment law experience, which will provide critical support to the Corporation’s business and strategic goals.

Vote Required

Under our Bylaws, to be elected in an uncontested election, director nominees must receive the affirmative vote of a majority of the votes cast (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST that director nominee). For purposes of the election of directors, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast for or against a nominee’s election and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of directors.

If an incumbent director fails to be reelected by a majority of votes cast, that director is required under our Bylaws to promptly deliver to the Board his or her irrevocable offer to resign from the Board. The Board will consider such director’s offer to resign, taking into consideration any such factors that the Board deems relevant in deciding whether to accept such director’s resignation, including any recommendation of the Corporate Governance/Nominating Committee. The Board is required to act on such director’s resignation within 90 days after the election results are certified.

Our Recommendation

The Board unanimously recommends that shareholders vote FOR each of the foregoing nominees.

The following Class 2 directors’ terms expire at the time of the annual meeting in 2022.

Name	Age at December 31, 2019	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Richard L. Greslick, Jr.	43	Senior Executive Vice President, Chief Support Officer and Secretary, CNB Financial Corp. and CNB Bank	Senior Executive Vice President, Chief Support Officer and Secretary, CNB Financial Corp. and CNB Bank	1/1/2012
Deborah Dick Pontzer Independent Director	59	Economic Development and Workforce Specialist for Congressman Glenn Thompson	—	6/10/2003
Nicholas N. Scott Independent Director	47	Vice President/Owner Scott Enterprises (Hospitality Industry)	—	5/14/2013

Richard L. Greslick, Jr., has been with the Corporation since 1998 and previously served as Controller and Vice President of Operations of CNB Bank. In 2009, Mr. Greslick was named Vice President of Administration of CNB Bank and Secretary of the Corporation. In July 2010, Mr. Greslick was named Senior Vice President of Administration of CNB Bank. In December 2012, Mr. Greslick was named Senior Executive Vice President and Chief Support Officer (“CSO”) of CNB Bank. Mr. Greslick holds a Bachelor of Science in Accounting from Indiana University of Pennsylvania and is a 2009 graduate of the American Bankers Association’s Stonier National Graduate School of Banking in Philadelphia, PA. Mr. Greslick has served and continues to serve on various boards within the community. Mr. Greslick’s experience as an executive of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations.

Deborah Pontzer is an Economic Development and Workforce Specialist for Congressman Glenn Thompson. In that capacity, she works with business, industry, and communities to identify and obtain the resources necessary for continued economic development and growth. Her prior experience is in higher education and public accounting, including working as a senior associate in the Business Investigation Services Group for a Big 4 international firm. Ms. Pontzer also served as executive director for the Community Education Council of Elk and Cameron Counties, and her duties included preparation of budgetary, financial, and statistical data, as well as income and payroll tax reporting. Mr. Pontzer served as director of Outreach and Business Services for the University of Pittsburgh at Bradford. In that position, she supervised staff who prepared prospective financial statements for small businesses and entrepreneurs, managed grant funds, and oversaw the operation of the adult continuing education division. She is active in her community and currently serves as a Trustee for The Stackpole-Hall Foundation, including services on the foundation’s Audit and Investment Committees. Ms. Pontzer earned a B.A. from Mount Holyoke College and an M.B.A. from the American Graduate School of International Management. Ms. Pontzer’s experience as Economic Development and Workforce Specialist for Congressman Glenn Thompson enables her to provide valuable perspective to the Board.

Nicholas N. Scott is Vice President/Owner of Scott Enterprises of Erie, PA. Mr. Scott has served in this role since 1995. Mr. Scott serves on the UPMC Hamot Health Foundation Board of Trustees, Penn State Behrend Council of Fellows Executive Board, Visit Erie Board of Directors, Erie Regional Chamber and Growth Partnership Board of Directors, and the Pennsylvania Free Enterprise Week Board of Directors. He also lends his expertise to the United Way’s Success by 6 Committee, and the Pennsylvania Early Learning Investment Commission. As a business leader responsible for operations and development of the third-generation family owned hospitality business, Mr. Scott applies his expertise in strategic planning and provides leadership and guidance to the Board.

The following Class 3 directors’ terms expire at the time of the annual meeting in 2021.

Name	Age at December 31, 2019	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Joseph B. Bower, Jr.	56	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank	4/19/2005
Robert W. Montler Independent Director	68	Chairperson and CEO, Lee Industries (Manufacturer)	—	6/28/2005
Joel E. Peterson Independent Director	61	President, Clearfield Wholesale Paper (Wholesaler)	—	9/13/2011
Richard B. Seager Independent Director	62	President and CEO, Journey Health System (Mental Health)	—	12/14/2010

Joseph B. Bower, Jr., has been with the Corporation since 1997 and previously served as Chief Financial Officer and Chief Operating Officer of CNB Bank as well as Secretary and Treasurer of CNB Financial Corporation. In January 2010, he was named President and Chief Executive Officer of CNB Bank and CNB Financial Corporation. Mr. Bower previously worked as a certified public accountant and holds a Bachelor of Arts in Accounting from Lycoming College in Williamsport, Pennsylvania. In 1984, Mr. Bower enlisted in the United States Army, where after two and a half years the Army awarded him with a full ROTC scholarship. Upon graduating from Lycoming College, Mr. Bower graduated from the U.S. Army Ordinance School Officer Basic Course. Mr. Bower has served and continues to serve on various boards within the community. Mr. Bower’s position as President and Chief Executive Officer of the Corporation and his day to day leadership of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations.

Robert W. Montler is Chairperson and CEO of Lee Industries. Mr. Montler is also President and CEO of Keystone Process Equipment, which purchases and refurbishes used process equipment for the pharmaceutical, cosmetic, food and chemical markets. In 1997, he started Keystone Process Equipment and also began a real estate development company known as Tipton Realty. Mr. Montler’s previous experience includes service in either a board or advisory board capacity for three other financial institutions, including services on audit committees for two of the institutions. In addition, Mr. Montler has an extensive background in executive level financial management, internal control over financial reporting, and the application of generally accepted accounting principles in the United States. He held a senior level audit position with a regional public accounting firm and has also worked as both controller and Executive VP/Chief Financial Officer for Lee Industries. As a result, the Board has determined that Mr. Montler qualifies as an “audit committee financial expert” as defined in applicable SEC rules, and has designated Mr. Montler as such on the Corporation’s Audit Committee. Mr. Montler has served and continues to serve on various boards within the community. Mr. Montler’s experience as Chairperson and CEO of Lee Industries and President and CEO of Keystone Process Equipment provides him with extensive experience concerning conducting business in the Corporation’s markets.

Joel E. Peterson is a graduate of Pennsylvania State University with a major in Accounting and Marketing. He is the owner and President of Clearfield Wholesale Paper and participates in the governance of many community organizations. Mr. Peterson, by virtue of his executive service, brings meaningful corporate governance experience to the Board.

Richard B. Seager has over 25 years of experience in health care administration, consulting, and finance. Mr. Seager is actively involved in small business and community development activities throughout northwestern Pennsylvania, including service on various non-profit boards. Mr. Seager provides the Board with knowledge of the market area and strong governance experience as a result of his executive experience as President and CEO of Journal Health System.

There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) added Section 14A to the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that we provide our shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of our named executive officers (the “NEOs”) as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term results and long-term growth, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Corporation is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our compensation program.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in this Proxy Statement.”

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve (on a non-binding advisory basis) the compensation of the Corporation’s named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

Our Recommendation

The Board unanimously recommends that shareholders vote FOR the resolution approving on a non-binding advisory basis the compensation of the Corporation’s named executive officers.

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, which was added by Dodd-Frank, and the related SEC rules, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in Proposal 2 on page 8 should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, shareholders may wish to review with care the information presented in connection with Proposal 2, the information under the heading “Compensation Discussion and Analysis” beginning on page 20, as well as the discussion regarding the Compensation Committee beginning on page 13.

The Board values constructive dialogue on executive compensation and other important governance topics with our shareholders. The Board believes that an advisory vote every year will provide an effective way to obtain information on shareholder sentiment about our executive compensation program.

While the vote is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the frequency of holding a “say-on-pay” vote.

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve (on a non-binding advisory basis) the frequency of the shareholder vote to approve the compensation of our named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

Our Recommendation

The Board unanimously recommends that shareholders vote “ONE YEAR” with respect to the non-binding advisory vote on the frequency of shareholder votes to approve the compensation paid to the Corporation’s named executive officers.

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for selecting the Corporation’s independent registered public accounting firm. At its meeting held on March 4, 2020, the Audit Committee appointed Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020. Although shareholder approval for this appointment is not required, the Board is submitting the selection of Crowe LLP for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection.

In making the appointment of Crowe LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2020, the Audit Committee considered whether Crowe LLP’s provision of services other than audit services is compatible with maintaining independence as our independent auditors and decided that the provision of such services is compatible with maintaining independence.

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve the ratification of the appointment of Crowe LLP as the Corporation’s independent registered public accounting firm. For purposes of approving Proposal 4, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Crowe LLP as the Corporation’s independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders’ best interests.

Our Recommendation

The Board unanimously recommends that shareholders vote FOR ratification of the appointment of independent auditors.

CONCERNING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2019 was Crowe LLP. The Audit Committee has selected Crowe LLP to be the independent registered public accounting firm for the fiscal year ending December 31, 2019. Representatives of Crowe LLP are expected to be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire, including comments on the financial statements of the Corporation.

Audit Fees. The following table sets forth the aggregate fees billed to the Corporation for the fiscal years ended December 31, 2019 and 2018 by the Corporation’s independent registered public accounting firm Crowe LLP.

	December 31,
	2019	2018
Audit Fees	$312,025	$310,403
Audit-Related Fees	15,000	7,500
Tax Fees	7,500	110,000
All Other Fees	96,000	—

	$428,025	$427,903

Audit fees represent fees for professional services rendered by Crowe LLP in connection with the audit of the Corporation’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q. Audit-related fees represent audit fees for the captive insurance company in the amount of $15,000. Tax fees in 2019 reflect tax compliance services for the captive insurance company, while 2018 tax fees include the preparation of tax-related items associated with the Corporation’s formation of a captive insurance company. All other fees in 2019 include $90,000 for the drafting of the comfort letter for our “at the market” offering and $6,000 for delivery of Crowe LLP’s consent in connection with the filing of a Form S-8. All other fees in 2018 relate to fees incurred in connection with the formation of the Corporation’s captive insurance company.

Auditor Independence. The Audit Committee of the Board believes that the non-audit services provided by Crowe LLP are compatible with maintaining the auditor’s independence. None of the time devoted by Crowe LLP on its engagement to audit the financial statements for the year ended December 31, 2019 is attributable to work performed by persons other than full-time, permanent employees of Crowe LLP. The Audit Committee is responsible for approving any service provided by Crowe LLP.

CORPORATE GOVERNANCE

General

The business and affairs of the Corporation are managed under the direction of the Board. Members of the Board are kept informed of the Corporation’s business through discussions with the Chairperson of the Board and the Corporation’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its various committees. The Board is also kept apprised by the Chairperson of the Board and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities.

The Corporation believes in the importance of sound and effective corporate governance and has adopted policies and promoted practices which it believes enhance corporate governance of the Corporation.

Board Leadership Structure

The Corporation has elected to have two separate individuals as Chief Executive Officer (“CEO”) and Chairperson. The Corporation believes that this separation facilitates the independence of the Board and is appropriate for the size and structure of the Corporation.

Risk Oversight

Risk identification and management are essential elements for the successful management of the Corporation. In the normal course of business, the Corporation is subject to various types of risk. These risks are controlled through policies and procedures established throughout the Corporation, which are monitored and reviewed by the Board in accordance with established Corporation policies.

The Corporation’s Enterprise Risk Management (“ERM”) program includes measurement and monitoring of the following risks: credit, market, liquidity, operational, compliance, strategic and reputation. An ERM Risk Assessment Team evaluates, analyzes, and reports annual risk assessment(s) and provides quarterly updates to the ERM Risk Steering Committee, comprised of the Executive Management Team. The Corporation’s ERM Board Committee members meet quarterly to review the overall risk profile of the Corporation. The ERM Board Committee met four times during 2019. The ERM Board Committee follows an ERM Policy, Risk Philosophy Statements and Risk Appetite Statements that summarize the risk appetite of the Corporation as well as the expected reward for the risks.

In addition to the ERM program, the following risks are specifically addressed as outlined below: market, credit, and liquidity risk.

Market risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Market risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Corporation. The Corporation uses its asset/liability management policy and systems to control, monitor, and manage market risk. Such policies and systems are monitored by the Management Asset/Liability Committee and by the Asset/Liability Committee of the Board, which meets four times per year.

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and the purchase of investment securities. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio. Such policies and systems are monitored by both the Asset/Liability Committee of the Board and the Loan Committee of the Board, both of which meet four times per year.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives. Such guidelines are monitored at least monthly by the Management Asset/Liability Committee and by the Asset/Liability Committee of the Board.

Meetings and Committees of the Board

The Board held eight meetings during 2019. Eleven directors attended the 2019 annual meeting of shareholders. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

The Board of the Corporation and the Board of the Bank have a number of joint committees that serve both the Corporation and the Bank, including standing Audit, Executive Compensation and Corporate Governance/Nominating Committees. Directors Peter F. Smith, Joseph B. Bower, Jr. and Richard L. Greslick, Jr. are ex-officio members of all committees if not otherwise named, except the Audit, Corporate Governance/Nominating and Executive Compensation Committees as to Mr. Bower and Mr. Greslick.

Audit Committee. The Audit Committee met five times in 2019. The Audit Committee appoints the Corporation’s independent registered public accounting firm, reviews and approves the audit plan and fee estimate of the independent registered public accounting firm, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, approves and evaluates the internal audit function, pre-approves all audit and any non-audit services, and reviews and approves the annual and quarterly financial statements. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities, at the Corporation’s expense. The members of the Audit Committee are Jeffrey S. Powell, Chairperson, Peter F. Smith, Robert W. Montler, Joel E. Peterson, Deborah Dick Pontzer, and Peter C. Varischetti. The Corporation’s Board adopted a written charter for the Audit Committee on May 3, 2001. The charter is reviewed annually by the Audit Committee and no changes were made in 2019. The charter is available on the Corporation’s website at www.cnbbank.bank.

In the opinion of the Corporation’s Board, the members of the Audit Committee do not have a relationship with the Corporation or any of its affiliates that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them is or has for the past three years been an employee of the Corporation or any of its affiliates; no immediate family members of any of them is or has for the past three years been an executive officer of the Corporation or any of its affiliates; and they otherwise meet the standards for independence required by NASDAQ.

The Board has also determined that Mr. Montler qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Mr. Montler is also an independent director.

The Audit Committee must pre-approve all permitted non-audit services performed by the Corporation’s external audit firm. The Audit Committee may delegate such authority to a subcommittee, provided that any decisions of the subcommittee are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has submitted the following report (the “Audit Committee Report”) for inclusion in this Proxy Statement:

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2019 and has discussed them with management. The Audit Committee has also discussed with Crowe LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 and by SEC rules. The Audit Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee, and has discussed with Crowe LLP their independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in CNB Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Submitted by the Audit Committee:

Jeffrey S. Powell, Chairperson	Peter F. Smith	Robert W. Montler

Joel E. Peterson	Deborah Dick Pontzer	Peter C. Varischetti

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Exchange Act and shall not be deemed filed under that Act.

Executive Compensation Committee. The Executive Compensation Committee (the “ECC”) consists of the following independent directors as defined by NASDAQ rules: Richard B. Seager, Chairperson, Peter F. Smith, Robert W. Montler, Deborah Dick Pontzer, Jeffrey S. Powell and Nicholas N. Scott. The Committee met six times during 2019. See “Compensation Determination Process” for more information about the ECC.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee met four times during 2019. The Committee consists of the following independent directors as defined by NASDAQ rules: Peter F. Smith, Chairperson, Robert W. Montler, Joel E. Peterson, Deborah Dick Pontzer, and Jeffrey S. Powell. The Committee was established by resolution of the Board and recommends to the Board candidates for nomination for election to the Board. Any shareholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information that the shareholder wishes the Committee to consider and the consent of such candidate evidencing his or her willingness to serve as a director, to the President of the Corporation at the address appearing on the Notice of Annual Meeting no later than November 11, 2020. All recommendations are subject to the process described below.

The Committee has the responsibility of reviewing and evaluating candidates for election or appointment to the Board and compares candidates to the current Board to ensure that the Board has a group of individuals that are represented by diverse professions, experience, education or skill. The process utilized by the Committee to recommend a candidate consists of first reviewing formal expressions of interest by interested individuals which have been communicated to the Committee. In addition, the Committee obtains input from shareholders, directors and management regarding other potential candidates who have not indicated an interest in a Board position.

Utilizing the selection criteria set forth below, the Committee selects a candidate and then conducts an interview in order to further evaluate the individual. Subsequent to the interview the Committee meets to determine whether to recommend the candidate to the Board for election or appointment. The Board, exclusive of non-independent directors, either accepts or rejects the Committee’s recommendation.

The Committee utilizes various selection criteria to evaluate a candidate for election or appointment to the Board including, among others, the following minimum criteria:

1.	Residency within the market area of CNB Bank.

2.	Ability and willingness to commit time necessary to fulfill Board and committee duties.

3.	Strong interest in or familiarity with the financial services industry.

4.	Successful career in a business or profession suitable to our business plan within the Bank’s market area.

5.	Character and reputation.

6.	Whether the candidate is “independent” under SEC and NASDAQ rules.

No incumbent director may be nominated without approval of at least 25% of the existing directors and no person not then a director may be proposed for nomination without approval of at least two-thirds of the directors. The Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value.

The Corporate Governance/Nominating Committee has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank.

Communications with Directors

Any shareholder who wishes to communicate with the directors (or with any individual director) should send a letter to the directors as follows: ATTN: Corporate Secretary - Communication to Directors, CNB Financial Corp., PO Box 42, Clearfield, PA 16830-0042. The Corporate Secretary will regularly forward all such correspondence to the directors.

Director Attendance at Annual Meetings

The Corporation typically schedules a meeting of the Board in conjunction with the annual meeting and expects that the members of the Board will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. Eleven of the individuals then serving as directors attended the annual meeting in April 2019.

Director Education

On May 14, 2019, the Board attended a formal training session related to the Bank Secrecy Act of 1970 and anti-money laundering. In addition, periodic training sessions for the Board occur during regularly scheduled board and committee meetings. Topics covered during these trainings in 2019 included information technology, information security, cyber security and asset-liability management. The Board also attended a formal training session on October 22, 2019 regarding the following topic(s): recent labor and employment law changes, competing with non-traditional banks and economics. Finally, individual Board members attend specialized industry conferences based on their committee assignments and training needs that are identified through the Board’s self-assessment process.

Director Skills Summary

Our Board brings diverse experience and perspectives to areas critical to our business. Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable shareholder value.

	INDEPENDENT DIRECTORS										INSIDERS
	Smith	Montler	Peterson	Pontzer	Powell	Scott	Seager	Straub	Varischetti	Young	Bower	Greslick
Financial industry experience											X	X
CEO/business head		X	X		X		X	X	X		X
Business ethics	X			X
Technology							X	X			X	X
Human capital management/compensation		X			X		X			X	X	X
Audit Committee financial expert		X
Mergers and acquisitions	X					X	X	X	X		X	X
Public company governance				X							X	X
Sales and marketing			X		X	X
Legal, legislative or regulatory	X			X					X	X	X	X
Demographic background
Ethnic, gender, nationality or other diversity				X						X
Years on Board	32	15	8	17	24	7	9	5	5	1	15	8
Age	65	68	61	59	55	47	62	59	50	46	56	43

COMPENSATION OF DIRECTORS

Director fees are reviewed annually by the ECC for recommendation to the Board. The ECC reviews relevant peer group data similar to that used in the executive compensation review. The ECC believes that appropriate compensation is critical to attracting, retaining and motivating directors who have the qualities necessary to direct this Corporation and who meet the guidelines referred to under Corporate Governance/Nominating Committee. In addition, the ECC annually recommends an equity award of the Corporation’s common stock for directors who have served at least one year on the Board. The equity awards vest immediately.

Stock Ownership Policy

The Board has adopted certain stock ownership guidelines (the “Director Stock Ownership Guidelines”) for directors of the Corporation and CNB Bank because it believes that it is important for the Corporation’s future success that directors own and hold a minimum number of shares of common stock of the Corporation in order to further align their interests and actions with the interests of the Corporation’s shareholders. The Director Stock Ownership Guidelines require directors of the Corporation and CNB Bank to own at all times during the period of their directorship a number of shares of the Corporation’s common stock with a market value equal to 500% or more of the director’s annual retainer for serving on both the CNB Bank and Corporation boards of directors. This ownership threshold must be met within five years of a director joining the board. Compliance with the Director Stock Ownership Guidelines is monitored and reported to the Board by the Corporation’s CEO.

2019 Director Fee Schedule

Meeting/Committee Description	Fee ($)	Frequency
Board Meeting – CNB Bank	600	Monthly
Board Meeting – CNB Financial Corp.	600	Quarterly
Retainer – CNB Bank	800	Monthly
Retainer – CNB Financial Corp.	800	Monthly
Committee Meeting	500	Depends on committee
Committee Chairs	600	Depends on committee
Retainer – Audit Committee Chair	2,125	Quarterly
Retainer – Executive Compensation Committee Chair	1,250	Quarterly
Retainer – Corporate Governance/Nominating Committee Chair	1,250	Quarterly
Annual Meeting	600	Annual
Director Training	500	Varies
Non-routine Director Work	1,000	Per full day

2019 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Peter F. Smith	106,900	35,000	—	141,900
Julie Young	23,200	—	—	23,200
Robert W. Montler	45,800	35,000	—	80,800
Joel E. Peterson	43,400	35,000	—	78,400
Deborah Dick Pontzer	49,800	35,000	—	84,800
Jeffrey S. Powell	60,475	35,000	—	95,475
Nicholas N. Scott	47,400	35,000	—	82,400
Richard B. Seager	—	35,000	48,950	83,950
Francis X. Straub, III	—	35,000	43,800	78,800
Peter C. Varischetti	32,175	35,000	10,725	77,900

The Corporation has established a deferred compensation plan for its non-employee directors which provides for the deferral of up to 100% of director compensation. All deferred compensation is a general liability of the Corporation and the Bank. Any appreciation or depreciation in each participant’s account value will reflect the performance of the underlying investments. No above-market earnings accrue under this plan. Deferred compensation will serve as a funding source for a Rabbi trust.

Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Corporation or Bank. The plan provides tax advantages to the participants and participation in the plan further aligns the interests of participants with those of our shareholders. Accounting treatment for this plan is subject to the ASC Topic 718.

The Corporation has also established a Survivor Benefit Plan for the benefit of non-employee directors. The purpose of the plan is to provide a $100,000 to $150,000 (amount varies by participant) life insurance benefit to designated beneficiaries if a participant dies while serving as a director of the Corporation or, in the case of a non-employee directors who has served as a director of the Corporation for ten or more years (or attain age 70 while serving as a director), following such non-employee director’s termination of service. The plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation. Messrs. Bower and Greslick are ineligible to participate in the plan.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers:

Name	Age as of December 31, 2019	Title
Joseph B. Bower, Jr.	56	President and Chief Executive Officer
Tito L. Lima	54	Executive V.P., Chief Financial Officer and Treasurer
Richard L. Greslick, Jr.	43	Senior Executive V.P., Chief Support Officer and Secretary
Mary Ann Conaway	57	Executive V.P., Employee Experience
Joseph E. Dell Jr.	63	Senior V.P. and Chief Commercial Banking Officer
Gregory M. Dixon	42	Executive V.P. and Chief Risk Officer
Martin T. Griffith	57	Executive V.P. and BankOnBuffalo Market President
Leanne D. Kassab	52	Executive V.P., Customer Experience
Steven R. Shilling	49	Executive V.P., Private Client Solutions

Provided below is biographical information for each of our executive officers, other than Messrs. Bower and Greslick. For information regarding Messrs. Bower and Greslick, see “Election of Directors.”

Tito L. Lima has over 30 years of experience in various areas of banking. Prior to joining the Corporation, he served as Executive Vice President and Chief Financial Officer at NexTier Bank, N.A. from 2015 through June 2019. Prior to joining NexTier Bank, Mr. Lima served as Executive Vice President of Finance for National Penn Bancshares from 2013 to 2015. Mr. Lima graduated from the Robert Morris University with a Bachelor of Science degree in Finance.

Mary Ann Conaway has been with the Corporation since 1982 and has served as the Executive Vice President/Employee Experience since 2014. Ms. Conaway first took a lead role in her field with the promotion in 1992 to Human Resource Officer. In 2011, Ms. Conaway graduated from the Human Resource Management School of the Graduate School of Banking presented by the Central States Conference of Banking Associations and University of Wisconsin-Madison. She has also served as a past member of the Pennsylvania Bankers Association/Professional Development Network State Educational Advisory Committee. Ms. Conaway has served and continues to serve on various boards within the community.

Joseph E. Dell, Jr. has been with the Corporation since 2013 and has served as the Chief Commercial Banking Officer since 2014. Mr. Dell holds a Bachelor’s of Science in Business Administration from Clarion University and a Master’s in Business Administration from Waynesburg University. He is a graduate of the American Bankers Association Stonier Graduate School of Banking. Mr. Dell has over 30 years of experience in commercial banking and credit administration and has previously served in executive and senior leadership roles with FSG Bank, a division of Atlantic Capital, First Commonwealth Bank, and National Bank of the Commonwealth. Mr. Dell has served and continues to serve on various boards within the community.

Gregory M. Dixon has been with the Corporation since 2003 and has served in various capacities, with the most recent being Senior Credit Officer. Mr. Dixon holds a Bachelor’s of Science in Accounting from Indiana University of Pennsylvania. He is a graduate of the American Bankers Association Stonier Graduate School of Banking and a graduate of the Pennsylvania Bankers Association School of Commercial Lending. Mr. Dixon has served and continues to serve on various boards within the community.

Martin T. Griffith has over 29 years of experience in various areas of banking. Prior to joining the Corporation in 2016, he was employed for the prior 16 years with Five Star Bank, serving in roles of SVP/Retail Banking Executive, SVP/Commercial Banking and Regional President. Mr. Griffith graduated from Ithaca College with a B.S. in Business Administration and has a degree from the Graduate School of Banking at the University of Wisconsin.

Leanne D. Kassab joined CNB Bank in 1996 as a Marketing Assistant and served in various roles, including Senior Vice President of Marketing, before transitioning to her current role as Executive Vice President of Customer Experience in 2014. She served as Senior Risk Officer for CNB Financial Corporation’s Enterprise Risk Management (ERM) program from 2013 to 2015. Ms. Kassab graduated from Indiana University of Pennsylvania with a Bachelor of Science in Marketing. She graduated with honors from the American Bankers Association (ABA) School of Bank Marketing and Management and from the Pennsylvania Bankers Association Advanced School of Banking. She was awarded the Certified Financial Marketing Professional (CFMP) designation from the Institute of Certified Bankers (CIB) and serves as an ABA Bank Marketing Conference Advisory Board member and Vice President of the board of directors for Clearfield Arts Studio Theater, Inc. (CAST).

Steven R. Shilling has over 25 years of experience in wealth management and private banking. Prior to joining the Corporation, he served as a Senior Vice President in leadership roles with Huntington Wealth Advisors, National City Private Client Services and the Bank of America Private Bank. He graduated summa cum laude with a BA in Economics from Grove City College and received an MBA from the Fuqua School of Business at Duke University.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis is focused on the Corporation’s NEOs and summarizes the philosophy, strategy and major details of the Corporation’s approach to compensating our NEOs. Our NEOs for the year ending December 31, 2019 are as follows:

•	Joseph B. Bower, Jr. – President and Chief Executive Officer

•	Tito L. Lima – Executive Vice President, Chief Financial Officer and Treasurer (commencing July 1, 2019)

•	Richard L. Greslick, Jr. – Senior Executive Vice President, Chief Support Officer and Secretary

•	Joseph E. Dell, Jr. – Senior Executive Vice President and Chief Commercial Banking Officer

•	Brian W. Wingard – Former Executive Vice President, Chief Financial Officer and Treasurer (through June 30, 2019)

•	Mark D. Breakey – Former Senior Executive Vice President and Chief Credit Officer (through December 31, 2019)

Financial Highlights

During 2019, the Corporation continued to execute on its strategies and achieved the following key results:

•	2019 net income of $40.1 million, or $2.63 per share, reflected an increase of $6.4 million, or 18.9%, and $0.42 per diluted share, or 19.0%, respectively

•	Increased total loans outstanding $329.5 million, or 13.3%, to end 2019 at $2.804 billion

•	Increased total deposits $491.5 million, or 18.8%, to end 2019 at $3.102 billion

•	Increased return on average tangible equity to 14.05% in 2019, compared to 13.46% in 2018

•	Increased return on average assets to 1.17% in 2019, compared to 1.12% in 2018

•	In the fourth quarter of 2019 announced a definitive agreement to acquire Bank of Akron, headquartered in Akron, NY, which will nearly double BankOnBuffalo’s total assets to over $1 billion

•	Delivered organic growth of 4,972, or 7.8%, in households serviced

•	Launched an “at the market” offering, pursuant to which the Company may issue and sell up to $40 million, thereby continuing to support its long-term growth strategy

Say-on-Pay Results and Shareholder Outreach

At the 2019 annual meeting of shareholders, 9,241,483 shares, or 97% of shares voted (excluding broker non-votes and abstentions), approved, on an advisory basis, the compensation paid to the Corporation’s NEOs as disclosed in the Corporation’s proxy statement for that annual meeting. The ECC considered this feedback during 2019 when designing executive pay program and policies. The Corporation currently has an annual say-on-pay vote, as approved by shareholders in 2014. The Board is recommending that shareholders again approve an annual say-on-pay vote, as described in “Proposal 2” above.

Compensation Philosophy

The ECC defines and oversees our executive compensation philosophy, programs, and pay decisions for our executive officers.

The ECC’s expectation is that our senior management team should drive performance and produce appropriate returns for shareholders. To achieve that goal, our executive compensation is benchmarked, both as to pay and as to performance, and designed with a focus on performance-based pay. We target our executive compensation program to be consistent with the median pay of financial institutions of similar size, region, and complexity. Our program is designed to provide variable rewards that will reward for performance.

Compensation Objectives

The primary objectives of the executive compensation program are to:

•	Attract, retain, and motivate key executives to produce above average operating and shareholder results for the Corporation;

•	Align the financial interest of the NEOs and shareholders through incentive-based compensation; and

•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

The following table illustrates how we designed our executive compensation program to reflect these compensation objectives:

Key Objectives	How our Compensation Program Supports this Objective
Attract, retain, and motivate key executives to drive shareholder results for the Corporation

•  Provide competitive total compensation opportunities that target pay at median (for meeting performance targets) with the ability to pay above market for driving above average results (or below market for sub-par performance)

•  Long-term incentive awards align executives with shareholder interests and provide retention through multi-year vesting

Align the financial interest of the NEOs and shareholders through incentive-based compensation

•  Provide incentives that are tied to our business plans and motivate performance that drives shareholder value

•  Require all NEOs to have minimum stock ownership requirements

•  Implemented a new performance-based component to the long-term incentive program all NEOs in 2018 that is based on a 3 year measurement of earnings per share (EPS) growth and return on average equity (ROE) in relation to the SNL US Bank $1 - $5 billion index (relative performance)

Provide a total compensation program that recognizes individual contributions as well as overall business results

•  Each NEO annual incentive plan correlates to elements of growth, profitability, and asset quality that each NEO can control through day-to-day business decision and execution of strategic plans

•  All annual NEO incentive plans include common components for: (1) Return on average equity; (2) Deposit growth; and (3) Growth in households served in relation to the Corporation’s budgeted household growth (absolute performance).

•  All annual NEO incentive plans also include a formula for the reduction of the incentive paid if CNB Bank only net loan chargeoffs as a percentage of average loans exceed 20 basis points.

Compensation Elements

Our executive compensation program is designed to be simple, straightforward and fair, and consists of the following elements:

•	Base salary;

•	Annual incentives;

•	Long-term incentives (stock); and

•	Benefits

Target Pay and Mix for Compensation Elements

The ECC reviews both total compensation and each element of compensation when making pay decisions and recommendations to our Board. We target compensation to be within a reasonable range of the median, with actual compensation varying above or below targets based on individual and Corporation performance.

In allocating compensation among these elements, our program is designed to provide a balance of:

•	Fixed and variable / performance-based compensation;

•	Cash and equity compensation;

•	Short-term (annual) and long-term (multi-year) performance;

•	Performance of corporate strategic goals, shareholder value, and individual contributions; and

•	Absolute performance (our own goals) and relative performance (compared to industry)

This balanced approach helps to mitigate the influence of any one element of compensation which might be considered to drive excessive risk taking.

Compensation Highlights

Summarized below are highlights with respect to our executive compensation program in 2019:

•	Measured absolute performance in our annual bonuses using a team-based approach with one common formula for all NEOs;

•	Continued to provide a significant portion of executive compensation in incentive-based pay (ensuring a pay-for-performance alignment);

•	Made stock-based grants to motivate long-term performance and align the executives with shareholder interests;

•	Continued to expand performance-based long-term incentive program for all officers;

•

With the assistance of an independent consultant, examined the competitiveness of our executive compensation program to confirm that it meets our objectives of attracting, retaining and motivating executives;

•	Continued to use a clawback policy;

•	Continued to require executives to meet stock ownership guidelines; and

•	Ensure incentive programs retain a risk mitigation feature for net loan chargeoffs.

Compensation Determination Process

The Role of the ECC

The ECC is composed of six non-employee, independent directors (as defined by the NASDAQ independence standards) selected from the Board of the Corporation.

The ECC has overall responsibility for reviewing, establishing, and administering the policies that govern our executive compensation program. It determines the compensation of the NEOs and makes a recommendation to the entire Board. In discharging these responsibilities, the ECC seeks to maintain a position of “equity” with respect to balancing the interests of our shareholders with those of our NEOs.

The ECC has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank. The ECC meets regularly regarding compensation issues, participates in executive session (without management), and receives input from its independent compensation consultant.

The Role of the Compensation Consultant

The ECC has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The ECC has direct access to outside advisors and consultants throughout the year.

During 2019, the ECC engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm that specializes in executive and board compensation matters. Meridian worked with the ECC to conduct executive and board compensation benchmarking, review market trends and best practices and expand the performance-based long-term incentive plan to all executives. Meridian reported directly to the ECC and carried out its responsibilities as assigned by the ECC. After careful review, the ECC determined that Meridian satisfies the NASDAQ independence standards and identified no conflicts of interest.

The Role of Management

At the request of the ECC, NEOs may be present at ECC meetings for discussion purposes. None of the NEOs, however, may be present during any deliberations or votes concerning their respective compensation. The NEOs have no involvement in the decisions made by the ECC, nor do they have a vote on any matters brought before the ECC.

The ECC solicits the recommendations of the Chief Executive Officer (“CEO”) regarding the performance and compensation of the other NEOs. Ultimately, however, the ECC determines each NEO’s compensation. To determine the remuneration of the CEO, the ECC considers feedback from the CEO, as well as input from Meridian on an as-requested basis.

Competitive Benchmarking

On an annual basis, the ECC reviews competitive market data and conducts a comprehensive compensation assessment. To assist in making compensation decisions, the ECC engaged Meridian in the fall of 2018 to conduct a comprehensive competitive analysis to assess the competitiveness of the total compensation program as a reference for setting its 2019 compensation program, to develop the NEO long-term incentive program and to assess the historical pay for performance relationship. The purpose of the review was to provide an independent and objective analysis of all elements of compensation (individually and in the aggregate) relative to market and peer group practices. An assessment of the pay mix and the pay for performance relationship were also presented to the ECC.

In developing a market composite for its compensation review, Meridian used data from the (1) public company proxy peer group and (2) published compensation surveys. Meridian developed the peer group using objective parameters that reflect financial corporations of similar size, geographic region and business model (factors that influence NEO compensation in the banking industry). Meridian excluded financial corporations in large metropolitan areas as they are not similar to the Corporation. The ECC approved the peer group. The peer group is reviewed and updated as appropriate, since the comparable financial corporations may change depending on acquisitions and the business focus of the Corporation or our peer institutions. Overall, the goal is to have 15 to 25 comparative financial corporations that approximate our asset size and region and provide a market perspective for NEO total compensation.

The following seventeen financial corporations comprise the peer group:

Access National Corporation	Howard Bancorp, Inc.	Southern National Bancorp of Virginia
Arrow Financial Corporation	Lakeland Bancorp	Summit Financial Group, Inc.
City Holding Company	Old Line Bancshares, Inc.	Tompkins Financial Corporation
Farmers National Banc Corp	Peoples Bancorp, Inc.	United Community Financial Corp.
Financial Institutions, Inc.	Peoples Financial Services Corp.	Univest Corporation of Pennsylvania
First Community Bancshares, Inc.	Republic First Bancorp, Inc.

2019 Compensation Program and Pay Decisions

The Corporation’s compensation program consists of four elements: base salary, annual incentives, long-term/stock-based compensation, and benefits. The following section summarizes the role of each element, how decisions are made and the resulting 2019 decision process as it relates to our NEOs.

Base Salary

The Corporation believes that a competitive base salary is essential to hire and retain our NEOs. To that end, the Corporation aims to provide competitive fixed pay related to the role and contribution of the NEO.

The ECC uses the benchmark data provided by Meridian as a reference when setting the base salary of each NEO. The ECC targets market median but considers each NEO’s specific role, experience, contribution and performance in determining base salaries.

In December of each year, the ECC reviews and sets each NEO’s base salary to reflect competitive market conditions, individual experience, expertise and performance. The ECC considers input from the CEO when setting the base salaries of the other NEOs, but is solely responsible for determining the CEO’s base salary.

In December 2018, the ECC reviewed the NEOs’ base salaries against the market range for each position and the relative salaries of the executive team, as well as competitive market data, individual performance and contributions. Salary adjustments for 2019 were made for the NEOs in December 2018, to ensure compensation for the NEOs continues to be in line with market practice and recognize executive performance and contribution. The 2019 salary adjustments were as follows:

NEO	Title	2018 Salary	% Increase	2019 Salary
Joseph B. Bower, Jr.	President & Chief Executive Officer	$572,000	3%	$590,000
Tito L. Lima	Executive V.P. & Chief Financial Officer	N/A	—	$250,000
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Support Officer	$283,000	8%	$305,000
Mark D. Breakey	Former Senior Executive V.P. & Chief Credit Officer	$250,000	6%	$264,000
Joseph E. Dell, Jr.	Senior Executive V.P. & Chief Commercial Banking Officer	$270,000	7%	$288,000
Brian W. Wingard	Former Executive V.P. & Chief Financial Officer	$252,000	3%	$260,000

Annual Incentives

The primary objective of our annual incentive program is to motivate and reward key members of management for achieving specific corporate, department, and individual goals that support our strategic plan. Through our 2019 NEO Incentive Plan, we offer a select group of key executives, including the NEOs, whose efforts largely determine the achievement of corporate goals and objectives, an annual cash incentive opportunity. For each NEO, there are also team-based objectives that are measured using absolute metrics.

Each NEO has a target opportunity based on his position at the Corporation and competitive market data provided by Meridian. Actual payouts can range from zero if performance does not result in any goals being achieved to 150% if stretch goals are achieved for all metrics. A NEO receives a 50% payout for achieving threshold performance and a 100% payout for achieving target goals, with interpolation among the performance categories once the threshold has been met.

NEO	Title	Incentive Target (% of Base Salary)	Incentive Target ($)
Joseph B. Bower, Jr.	President & Chief Executive Officer	40%	$236,000
Tito L. Lima	Executive V.P. & Chief Financial Officer	35%	$88,000
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Support Officer	35%	$107,000
Mark D. Breakey	Former Senior Executive V.P. & Chief Credit Officer	35%	$93,000
Joseph E. Dell, Jr.	Senior Executive V.P. & Chief Commercial Banking Officer	35%	$101,000
Brian W. Wingard	Former Executive V.P. & Chief Financial Officer	35%	$91,000

The performance measures and goals are selected and approved by the ECC at the beginning of each year. For 2019, the ECC selected Return on Equity (“ROE”), deposit growth and growth in households as key indicators of our performance and execution of our strategic plan. Actual performance is assessed and payouts determined in February 2020. The table below summarizes the performance measures, goals and actual performance achieved. As a result of its strong performance in 2019, the Corporation’s overall payout was 113% of target.

Performance Measure		Performance Goal			2019 Actual Performance
	Weight	Threshold	Target	Stretch	Performance	Performance Factor
ROE to budget	40%	13.46%	13.95%	14.50%	14.09%	113%
Deposit growth	30%	$157 million	$261 million	$392 million	$492 million	150%
Efficiency Ratio	30%	61.15%	60.00%	59.00%	60.07%	75%
TOTAL	100%					113%

The ECC considers asset quality as a potential negative adjustment to the incentive awards. Payouts were subject to a reduction in incentives earned if the Corporation’s ratio of net chargeoffs to average loans (excluding the Corporation’s Holiday Financial Subsidiary) exceeds the following thresholds:

CNB Bank net chargeoffs / Average CNB Bank loans	Incentive percentage forfeited
0.20%	25%
0.25%	50%
0.30%	75%
0.34%	100%

During the year ended December 31, 2019, the Corporation’s ratio of net chargeoffs to average loans was (excluding the Corporation’s Holiday Financial subsidiary) 0.18%. As a result, no incentive reductions for the NEOs were required under the 2019 NEO Incentive Plan.

The following table summarizes the payouts awarded to the NEOs for 2019:

NEO	Title	Incentive Payout ($)		Incentive Payout as % of Target	Incentive Payout as % of Base Salary
Joseph B. Bower, Jr.	President & Chief Executive Officer	$265,715		113%	45%
Tito L. Lima	Executive V.P. & Chief Financial Officer	$49,540	(1)	113%	40%
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Support Officer	$120,472		113%	39%
Mark D. Breakey	Former Senior Executive V.P. & Chief Credit Officer	$104,710		113%	40%
Joseph E. Dell, Jr.	Senior Executive V.P. & Chief Commercial Banking Officer	$113,717		113%	39%
Brian W. Wingard	Former Executive V.P. & Chief Financial Officer	$—	(2)	N/A	N/A

(1)	The incentive payout and base salary for Mr. Lima were prorated for 2019, based on his hire date with the Corporation.
(2)	Mr. Wingard retired from the Corporation, effective June 30, 2019. As a result, he did not receive an incentive payout for 2019.

Tito L. Lima

Mr. Lima joined the Corporation on July 1, 2019, with his compensation pro-rated for his time served as the Executive Vice President, Chief Financial Officer and Treasurer of the Corporation. Compensation decisions for Mr. Lima include:

•	Base Salary set at $250,000;

•	Non-equity incentive plan as discussed above;

•

Annual equity awards set at levels commensurate with his role as CFO to be allocated at 50% performance equity awards and 50% time-based equity awards. During 2019, Mr. Lima did not receive any incentive equity awards based on the timing of his joining the Corporation;

•

Mr. Lima received an upfront equity award with an approximate value of $26,450, granted in the form of 1,000 time-based shares that will vest 25% each year, on the first four anniversaries of the grant date. Mr. Lima’s sign-on equity award is excluded from the Long-Term Incentive chart above.

Brian W. Wingard

Mr. Wingard retired from the Corporation, effective June 30, 2019. As a result, his base salary and incentive equity award were prorated for the duration of his service with the Corporation.

Long-Term Incentives

We believe that our NEOs should be invested in the Corporation and share the risks and rewards of all shareholders. The purpose of the Corporation’s stock-based component of the executive compensation program is to align NEOs with the long-term interests of the Corporation and shareholders, encourage stock ownership and enhance our ability to retain top performers.

The 2019 Long-Term Incentive Program (“LTIP”) consists of a combination of performance units and time-based restricted stock. We believe it is important for a LTIP to include a time-based as well as performance-based component, to balance performance orientation of the performance shares with the retention orientation of time-based shares, while providing the entire long-term incentive mix in equity and ensuring alignment with shareholders. Each NEO has a target long-term incentive opportunity that is defined as a percentage of base salary and that is positioned to be conservatively competitive with the market median of the compensation peer group. The CEO received 60% performance shares and 40% time-based restricted stock while all other NEOs received their respective shares as a 50% / 50% mix.

Time-based awards vest incrementally over three years (e.g. 1/3 per year) while performance units cliff vest at the end of the three-year performance period based on the Corporation’s performance of EPS Growth and Return on Average Equity as compared to the SNL US Bank $1 billion—$5 billion Index. The metrics were selected to reflect performance goals that are aligned with long-term shareholder value. The metrics are weighted equally with payouts ranging from 0% to 150% of target dependent on the Corporation’s ranking at the end of the three-year period (see below table for payout range). Performance between threshold, target and stretch will be interpolated. The payout will vest three years following the date of issuance after an assessment of relative performance is determined.

Measure	Weight	Threshold	Target	Stretch
Relative EPS Growth	50%	35th percentile	50th percentile	75th percentile or greater
Relative Return on Average Equity	50%	35th percentile	50th percentile	75th percentile or greater
Payout Range (% of Target)	100%	50%	100%	150%

Decisions regarding the size of stock-based awards are made by the ECC after careful consideration of corporate and individual performance, market data, retention considerations, impact on dilution, and existing equity holdings of each NEO. We will not time or select the grant dates of any stock-based awards in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so. We believe that the strategy described above both aligns the interests of the NEOs and our shareholders and facilitates the retention of our NEOs.

The long-term incentive grants awarded to NEOs in February 2019 are summarized below.

NEO	Restricted Stock Award – Time Based # of Shares	Restricted Stock Award – Performance Based # of Shares (1)	Total LTI Grant Value Total Value (2)	% of Base Salary
Joseph B. Bower, Jr.	3,720	5,580	$235,011	40%
Tito L. Lima	—	—	—	—
Richard L. Greslick, Jr.	1,583	1,583	$80,005	26%
Mark D. Breakey	989	989	$50,009	19%
Joseph E. Dell, Jr.	1,088	1,088	$54,988	19%
Brian W. Wingard	1,029	1,092	$52,006	20%

(1)	Number of shares at the Target measurement, which assumes a 100% payout range.
(2)	Total award value computed using the closing price on the date of the award multiplied by the number of shares awarded at the target measurement.

Long-term incentive grant values are determined based on a market range that is provided by Meridian, with adjustments made based on the Corporation’s performance and the individual NEO’s performance.

Benefits

The Corporation maintains a 401(k) Savings Plan to help retain employees and provide for their retirement. Further information is provided under “Retirement Plan.”

We believe that the Corporation’s non-qualified deferred compensation plans are an important element in retaining NEOs, as well as helping to provide for retirement. For that reason, we provide:

•

The Supplemental Executive Retirement Plan (“SERP”) – Certain NEOs participate in a SERP, which is designed to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between the Bank and the respective NEO. The narrative that follows the “Pension Benefits” table below contains a detailed description of the SERP.

•

The Executive Deferred Compensation Plan – NEOs can participate in this plan, which allows them to defer up to 75% of base compensation and 100% of annual incentive compensation until a date in the future, typically upon termination of employment. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. At the election of the plan participant, all or a portion of the deferrals can be “deemed” to be invested in Corporation common stock, and the proportionate value of a participant’s account generally tracks the performance of the Corporation’s common stock. The Corporation provides no inducement (match or discretionary contribution) for NEOs who participate but believes that having this “phantom stock” option available helps align the interest of participants with that of shareholders by focusing on the Corporation’s long-term performance.

The Corporation provides certain NEOs with perquisites that the ECC believes are reasonable and consistent with its overall compensation philosophy and consistent with standards that are customary in the financial services industry. Specifically, the Corporation provides each of Messrs. Dell and Greslick the use of a vehicle as well as payment of club dues, both of which are included in taxable income. Prior to their respective retirements, the Corporation also provided payment of club dues for each of Messrs. Breakey and Wingard, which were included in in their taxable income. The ECC believes that these perquisites assist the NEOs in the performance of their respective job duties by providing greater opportunities to develop and expand business contacts.

The ECC believes that the Corporation’s continued success depends, to a significant degree, on the skills and competence of certain members of our executive management team. The Corporation and the Bank have entered into executive employment contracts with Messrs. Bower and Greslick and, prior to his retirement, Mr. Wingard, and the Bank has entered into executive employment contracts with Mr. Dell and, prior to his retirement, Mr. Breakey (collectively, the “Employment Contracts”). These Employment Contracts are intended to ensure that the Corporation and the Bank will continue to maintain and retain experienced executive management.

The Corporation, the Bank and Mr. Bower entered into a new Employment Contract on October 24, 2019, with the initial term expiring on December 31, 2022. Thereafter, Mr. Bower’s Employment Contract renews automatically for successive 12-month periods unless terminated by either party upon 120 days’ written notice. The Employment Contracts for Messrs. Greslick and Dell and, prior to their respective retirements, Messrs. Breakey and Wingard, provide that the respective contracts shall automatically renew for successive terms of one year unless either party gives the other party ninety days written notice of intent not to renew the contract prior to the end of the then-current term. The current terms of the Employment Contracts for Messrs. Greslick and Dell expire on December 31, 2019. Messrs. Wingard and Breakey retired from the Corporation in 2019, effective June 30, 2019 and December 31, 2019, respectively.

The Employment Contracts provide for a base salary to be established annually by the Board and for annual increases, stock, stock options/rights and bonuses as may from time to time be awarded by the Board. The Employment Contracts also provide certain fringe benefits, including a family country club membership for each of Messrs. Breakey (prior to his retirement), Greslick, Wingard (prior to his retirement) and Dell, as well as an automobile for each of Messrs. Greslick and Dell. Each Employment Contract contains a covenant not to compete against the Corporation and the Bank, their parent, affiliates or subsidiaries during the term of employment and thereafter until the earlier of (i) the third anniversary of the executive’s termination of employment or (ii) the date of a change in control of the Corporation or the Bank. In addition, each Employment Contract contains a covenant to protect the Corporation’s and the Bank’s confidential information.

The Employment Contracts also provide for severance payments in the event a NEO is terminated without cause, regardless of whether such termination is in connection with a change of control, or voluntarily terminates employment under certain specific circumstances following a change of control. Such circumstances include a reduction in title or responsibilities, assignment of duties or responsibilities inconsistent with current responsibilities, a reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, Messrs. Bower and Greslick will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary for the year in which his employment ends and Mr. Dell will be entitled to receive a lump sum cash payment equal to 2.50 times his base salary for the year in which his employment ends. As discussed above, Messrs. Breakey and Wingard retired from the Corporation, effective December 31, 2019 and June 30, 2019, respectively. Prior to their respective retirements, Messrs. Breakey and Wingard would each have received a lump sum cash payment equal to 2.50 times their respective salaries. Messrs. Bower and Greslick will be entitled to receive a payment in the amount of 2.99 times the average incentive bonus paid over the preceding three-year period. Mr. Dell will be entitled to receive a payment in the amount of 2.50 times the average incentive bonus paid over the preceding three-year period. Messrs. Breakey and Wingard would each have been entitled to receive a payment in the amount of 2.50 times the average incentive bonus paid over the preceding three-year period. The potential payments that would have occurred assuming a change of control event at December 31, 2019 were $2,438,227 for Mr. Bower, $0 for Mr. Lima, $1,251,508 for Mr. Greslick, $950,194 for Mr. Dell and $890,981 for Mr. Breakey (given his employment was effective until December 31, 2019). With respect to Mr. Wingard, prior to his retirement, he would have received $780,074 under such circumstances. Upon their retirements, Mr. Breakey and Mr. Wingard each received a payment of $30,462 and $10,000, respectively, in accordance with the Corporation’s Personnel Policy.

Cash and benefits paid to a NEO under the Employment Contracts together with payments under other benefit plans following a change of control may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to the NEO would be excess parachute payments, then the NEO’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in the executive receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The Employment Contracts do not provide for tax indemnity for any such potential excise taxes that may be due by the NEOs.

Impact of Accounting and Tax

The ECC and our executive management team consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

Section 162(m) of the Internal Revenue Code prohibits publicly held companies from deducting annual compensation in excess of $1,000,000, for U.S. federal income tax purposes, paid to the CEO and all other NEOs in any one fiscal year. While the ECC recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Corporation’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

The ECC has considered the impact of the Financial Accounting Standards Board ASC Topic 718 (formerly known as FASB Statement 123R) on the Corporation’s equity incentives as a key retention tool.

Stock Ownership Policy

In 2014, the Board adopted certain stock ownership guidelines (the “Executive Stock Ownership Guidelines”) for executive officers of the Corporation and CNB Bank and our regional bank presidents because the Board believes that it is important for the Corporation’s future success that senior management own and hold a minimum number of shares of common stock of the Corporation in order to further align their interests and actions with the interests of the Corporation’s shareholders. The Executive Stock Ownership Guidelines require Mr. Bower, in his capacity as CEO, to own at all times during the period of his employment a number of shares of the Corporation’s common stock with a market value equal to 300% or more of his then-base salary. All other executive officers of the Corporation and CNB Bank and our regional bank presidents are required to own at all times during the period of their employment a number of shares of the Corporation’s common stock with a market value equal to 150% or more of the executive’s then-base salary. The Executive Stock Ownership Guidelines provide that until a person subject to the Executive Stock Ownership Guidelines achieves full compliance with such guidelines, the person may not dispose of any shares of restricted common stock that vest, other than for tax purposes. The Executive Stock Ownership Guidelines are administered and enforced by the ECC, and compliance is monitored and reported to the ECC by the Corporation’s CEO.

Hedging Policy

All directors and employees of the Corporation are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Corporation’s securities, including hedging of the Corporation’s common stock. Effective August 11, 2015, the Corporation also prohibited any pledging of the Corporation’s securities in a margin account and restricted all other pledging of the Corporation’s securities by requiring directors and employees to obtain prior approval of the CSO before entering into any such agreement. Corporation securities that were pledged as of August 11, 2015 as collateral for a loan are grandfathered and may continue to be pledged until released pursuant to the terms of relevant agreements.

Clawback/Recoupment Policy

The Board adopted a clawback policy on the recoupment of incentive compensation. The policy provides that the ECC may, in its sole discretion, subject to the terms of the policy and to the extent legally permitted, require the return, repayment, or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former executive officer during the three-year period preceding a triggering event. A triggering event is defined as restatement of previously reported financial statements due to the material noncompliance with any financial reporting requirement under the securities laws or misconduct by an executive officer.

Reducing the Possibility of Excess Risk-Taking

The ECC has determined that the risks arising from the compensation policies and practices for employees of the Corporation are not reasonably likely to have a material adverse effect on the Corporation as a whole.

Several features of the Corporation’s cash and stock-based incentive program reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We include both absolute performance goals and relative performance goals in our annual bonus program in order to appropriately balance risk/reward when developing strategic goals.

•	Our annual bonus program limits individual payout amounts to 150% of the target payout amounts.

•	Equity grants typically vest over a three-year period to encourage our NEOs to maintain a long-term perspective.

•	The program includes a clawback feature for the recoupment of any cash and/or equity annual or long-term incentive compensation payment.

•	Our NEOs are subject to certain stock ownership guidelines which we believe align our NEOs’ interests with the interests of our shareholders.

•	We use restricted stock because restricted stock retains value even in a depressed market and NEOs will be less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The ECC has downward discretion over incentive program payouts.

•	For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.

COMPENSATION COMMITTEE REPORT

The ECC met with management to review and discuss the Compensation Discussion and Analysis disclosures in this Proxy Statement. Based on such review and discussion, the ECC recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019, and the Corporation’s Board has approved that recommendation.

Submitted by the Executive Compensation Committee:

Richard B. Seager, Chairperson        Peter F. Smith        Robert W. Montler        Deborah Dick Pontzer        Jeffrey S. Powell        Nicholas N. Scott

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows, for the years 2019, 2018, and 2017, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the principal executive officer, the principal financial officer and the next three highest paid executive officers.

Name and Principal Position	Year	Salary ($)		Restricted Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4) (5)	Total ($)
Joseph B. Bower, Jr., President and Chief Executive Officer of CNB Financial Corp. and CNB Bank	2019 2018 2017	590,000 572,000 520,000		352,517 269,200 259,200	(6)	265,715 285,867 124,800	408,830 428,235 339,880	47,583 47,211 46,740	1,664,645 1,602,513 1,290,620
Tito L. Lima Principal Financial Officer and Treasurer of CNB Financial Corp.; Executive Vice President and Chief Financial Officer of CNB Bank	2019	125,000	(7)	—		49,540		368	174,908
Richard L. Greslick, Jr. Secretary of CNB Financial Corp.; Senior Executive Vice President and Chief Support Officer of CNB Bank	2019 2018 2017	305,000 283,000 260,000		99,993 81,245 50,000	(6)	120,472 142,222 78,000	61,932 58,253 44,430	48,227 48,246 44,951	635,624 612,966 477,381
Mark D. Breakey Senior Executive Vice President and Chief Credit Officer of CNB Bank	2019 2018 2017	264,000 250,000 235,000		62,480 58,739 46,008	(6)	104,710 106,667 65,800	223,554 163,404 134,676	41,403 40,487 39,280	696,147 619,297 520,764
Joseph E. Dell, Jr. Senior Executive Vice President and Chief Commercial Banking Officer of CNB Bank	2019 2018 2017	288,000 270,000 253,000		68,734 63,262 46,500	(6)	113,717 115,200 68,310	— — —	45,392 44,168 44,135	515,843 492,630 411,945
Brian W. Wingard Former Treasurer of CNB Financial Corp.; Executive Vice President and Chief Financial Officer of CNB Bank	2019 2018 2017	135,000 252,000 240,000	(8)	64,994 60,005 46,008	(6)	— 108,089 48,000	— — —	33,049 36,888 36,136	233,043 456,982 370,144

(1)

Reflects shares of restricted stock awarded under the 2009 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with ASC Topic 718. The shares of restricted stock that remain subject to forfeiture entitle the NEO to all of the rights of a shareholder generally, including the right to vote the shares and receive any dividends that may be paid thereon. The shares of restricted stock awarded vest equally over a four-year period. The shares continue to be subject to risk of forfeiture, which will lapse upon vesting. Accelerated vesting will occur and restrictions will lapse in the event that certain change in control events or normal retirements occur.

(2)	Amount represents cash payments made under the Corporation’s Non-Equity Incentive Plan.
(3)	The Change in Pension Value reflects the change in value of the Corporation’s non-qualified supplemental executive retirement plan.
(4)	Amounts stated in this column for 2019 include:

	Profit Sharing Contribution ($)	401(k) Match Contribution ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues ($)	Total ($)
Joseph B. Bower, Jr.,	25,185	11,200	1,617	5,329	4,252	47,583
Tito L. Lima	—	—	368	—	—	368
Richard L. Greslick, Jr.	25,185	11,200	337	7,831	3,674	48,227
Mark D. Breakey	25,185	11,200	1,039	—	3,979	41,403
Joseph E. Dell, Jr.	25,185	11,200	1,172	7,835	—	45,392
Brian W. Wingard	22,036	10,124	146	—	743	33,049

(5)

It is the policy of the Corporation to pay dues to certain service and social organizations for the executive officers. The incremental cost of these dues were minimal and the aggregate amount of such compensation did not exceed $10,000 for any named executive officer for any of the years shown.

(6)

In 2019, all NEOs received performance-based restricted stock awards, with the exception of Mr. Lima, based on his hire date with the Corporation. The amount reported for the value of the awards is based on the aggregate compensation cost to be recognized over the three-year service period based on the most probable outcome. Using performance data available as of December 31, 2019, the amount reported above represents the value of the award at the grant date assuming that the highest level of performance conditions would be achieved.

(7)	The base salary for Mr. Lima was prorated for 2019, based on his hire date with the Corporation.
(8)	The base salary for Mr. Wingard was prorated for 2019, based on his retirement date from the Corporation.

Stock Incentive Plan

The CNB Financial Corporation 2019 Omnibus Incentive Plan (the “2019 Incentive Plan”) was initially adopted by the Corporation’s Board and subsequently approved by the Corporation’s shareholders at its annual meeting held in 2019. Certain full or part-time employees of the Corporation, any parent, subsidiary or affiliate thereof, or persons who serve the Corporation or an affiliate as a director, are eligible to receive awards under the 2019 Incentive Plan. Awards may be granted in the form of options, SARs, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, other equity-based awards and cash bonus awards. The 2019 Incentive Plan provides that the exercise price of each option will be determined by the ECC, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of our common stock on the grant date. Generally, the term of an option will not exceed ten years from the grant date. For this purpose, fair market value is determined by reference to the closing price of the common stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under the 2019 Incentive Plan as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	—	—	506,483
Equity compensation plans not approved by shareholders	—	—	—

Total	—	—	506,483

Grants of Plan-Based Awards in 2019

		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares or Share Units(1)	Grant Date Fair Value of Shares
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)(2)
Joseph B. Bower, Jr.	1/31/19	118,000	236,000	354,000	2,790	5,580	8,370	3,720	235,011
Tito L. Lima		—	—	—	—	—	—	—	—
Richard L. Greslick, Jr.	1/31/19	53,500	107,000	160,500	792	1,583	2,374	1,583	80,005
Mark D. Breakey	1/31/19	46,500	93,000	139,500	495	989	1,484	989	50,009
Joseph E. Dell, Jr.	1/31/19	50,500	101,000	151,500	544	1,088	1,632	1,088	54,988
Brian W. Wingard	1/31/19	45,500	91,000	136,500	515	1,029	1,543	1,029	52,006

(1)	Time-based awards vest ratably over a three-year period.
(2)	Fair value of stock award computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2019 Fiscal Year-End

Name	Number of Time-Based Shares That Have Not Vested		Market Value of Shares That Have Not Vested ($) (1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights that have not vested (#)		Equity Incentive Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested ($) (1)
Joseph B. Bower, Jr.	1,063	(2)	34,723	5,306	(7)	173,400
	964	(3)	31,493	4,636	(8)	151,504
	2,060	(4)	67,321	5,580	(10)	182,354
	3,720	(5)	121,570
Tito L. Lima	1,000	(6)	32,680	—		—
Richard L. Greslick, Jr.	650	(2)	21,242	1,207	(8)	39,445
	964	(3)	31,504	1,583	(10)	51,732
	850	(9)	26,307
	1,583	(5)	51,732
Mark D. Breakey (11)	—		—	873	(8)	28,530
				989	(10)	32,321
Joseph E. Dell, Jr.	675	(2)	22,059	940	(8)	30,719
	898	(3)	29,347	1,088	(10)	35,556
	625	(9)	20,425
	1,088	(5)	35,556
Brian W. Wingard (12)	—		—	—		—

(1)	The amount shown represents the number of awards that have not vested multiplied by the closing price of the Corporation’s common stock on December 31, 2019, which was $32.68.
(2)	Stock awards vest 25% on each anniversary of the grant date, which was February 19, 2016.
(3)	Stock awards vest 33% on each anniversary of the grant date, which was February 14, 2017.
(4)	Stock awards vest 33% annually on January 31 following the grant date, which was February 13, 2018.
(5)	Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2019.
(6)	Stock awards vest 25% annually on the first four anniversaries of the grant date, which was October 1, 2019.
(7)	The number of shares reported represents the target number of performance shares awarded on February 14, 2017.
(8)	The number of shares reported represents the target number of performance shares awarded on February 14, 2018, as disclosed in “Grants of Plan-Based Awards in 2019” table.
(9)	Stock awards vest 25% annually on January 31 following the grant date, which was February 13, 2018
(10)	The number of shares reported represents the target number of performance shared awarded on January 31, 2019
(11)	Prior to his retirement, Mr. Breakey would have had 5,118 time-based shares, valued at $153,420, which had not vested.
(12)

Prior to his retirement, Mr. Wingard would have had 5,177 time-based shares, valued at $141,269, which had not vested. In addition, Mr. Wingard would have had 1,926 performance-based shares, valued at $62,779, which had not vested.

The following table sets forth information concerning the vesting in 2019 of time-based restricted stock awards granted to the NEOs.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Joseph B. Bower, Jr.	4,057	104,233
Tito L. Lima	—	—
Richard L. Greslick, Jr.	2,159	55,616
Mark D. Breakey	2,010	51,851
Joseph E. Dell, Jr.	2,062	53,186
Brian W. Wingard	2,016	52,003

(1)	Value realized calculated by multiplying the number of shares vesting by the closing price of the Corporation’s common stock on the applicable vesting dates.

Pension Benefits

Name	Plan Name		Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Joseph B. Bower, Jr.	SERP	(1)	22	3,224,692
Tito L. Lima			N/A	—
Richard L. Greslick, Jr.	SERP	(1)	21	322,979
Mark D. Breakey	SERP	(1)	28	1,269,719
Joseph E. Dell, Jr.			N/A	—
Brian W. Wingard			N/A	—

(1)	The SERP is described below. This plan is offset by tax-free earnings from Bank-owned life insurance.

Retirement Plan

The Corporation maintains the CNB Bank Employee’s Savings and Profit Sharing Plan and Trust (the “Plan”). The Plan permits eligible employees to make pre-tax contributions up to 70% of salary. Employees 21 years of age or over with a minimum of one-year full-time service are eligible for matching contributions by the Corporation at 100% of elective contributions not to exceed 3% of plan salary plus 50% of elective contributions that exceed 3% of plan salary but do not exceed 5% of plan salary. A profit sharing non-contributory pension plan component is in place for employees 21 years of age or over with a minimum of one-year full-time service and allows employer contributions of 6% based on current year’s compensation plus 5.7% of the compensation for all employees in excess of $132,900, subject to a $280,000 salary limit. The Corporation’s total contributions to the Plan for all employees were approximately $1,028,000 for the 401(k) savings plan component and $1,872,000 for the profit sharing non-contributory pension plan component.

Supplemental Executive Retirement Plan

The Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans. Because of these limitations and in order to provide certain executives with adequate retirement income, the Bank has entered into SERP agreements that provide retirement benefits to certain executives in the manner discussed below.

The Bank has entered into agreements with Messrs. Bower, Greslick and Breakey to provide each executive with an annual supplemental retirement benefit at age 65 equal to a percentage of the executive’s final average compensation (i.e., average annual base salary for prior three years plus average annual bonus for prior five years) paid for twenty years reduced, as applicable, by amounts attributable to Social Security, the annual benefit that could be provided by contributions by the Corporation and the Bank (other than the executive’s elective deferrals) to the Plan and the earnings on those amounts, calculated on an actuarial equivalent basis. The annual supplemental retirement benefit percentage at age 65 is 75% for Messrs. Bower and Greslick and 65% for Mr. Breakey.

Reduced amounts will be payable under each SERP in the event the executive takes early retirement after age 55. Reduced amounts will also be paid in twenty equal annual installments to a designated beneficiary if the executive dies or becomes disabled prior to the commencement of benefits and any unpaid installments will be paid to such beneficiary if the executive dies after the commencement of benefits.

The SERP is considered an unfunded plan for tax purposes and a “top hat” plan for purposes of ERISA. All obligations arising under the SERP are payable from the general assets of the Bank.

The SERP also provides for termination and change of control benefits with such benefits payable over a twenty-year period. If a termination or change of control would have occurred at December 31, 2019, the following aggregate amounts would have been paid: Mr. Bower – $5,792,436 (change in control), $4,728,575 (termination); Mr. Greslick $2,321,809 (change in control), $0 (termination); and Mr. Breakey – $1,401,642 (change in control), $1,377,472 (termination).

Executive Deferred Compensation Plan

We have established a deferred compensation plan for executive officers. Annually, executive officers can defer up to 75% of their base compensation and 100% of all bonuses. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. All deferred compensation is a general liability of the Bank. Any appreciation or depreciation in each participant’s account value will reflect the performance of the underlying investments. Deferred compensation will serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Bank. The plan provides tax advantages to the participants and participation in the plan further aligns the interests of participants with those of our shareholders. Accounting treatment for this plan is subject to the ASC Topic 718.

Nonqualified Deferred Compensation

The following table includes information about the activity in, amounts earned, and balances of each NEO’s account under the CNB Financial Corporation Executive Deferred Compensation Plan.

Name	Executive Contributions in 2019 ($)(1)	Corporation Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2019 ($)
Joseph B. Bower, Jr.	70,800	—	63,746	—	397,318
Tito L. Lima	—	—	—	—	—
Richard L. Greslick, Jr.	57,933	—	39,254	—	184,215
Mark D. Breakey	—	—	12,107	—	116,822
Joseph E. Dell, Jr.	14,400	—	2,700	—	17,100
Brian W. Wingard	—	—	—	—	—

(1)	Executive contributions are included in the applicable amounts within the salary column of the Summary Compensation Table.

Termination and Change in Control Benefits

As discussed under “Employment Contracts” and “Supplemental Executive Retirement Plan” above, the Corporation provides additional benefits to the NEOs in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. We have summarized and quantified the estimated payments under the agreements, assuming a termination event occurred on December 31, 2019, below.

	Joseph B. Bower, Jr.	Tito L. Lima	Richard L. Greslick,	Mark D. Breakey	Joseph E. Dell,	Brian W. Wingard (1)
Death, Retirement or Disability`
Restricted Stock Vesting	483,878	—	154,491	95,235	123,683	—
Discharge Without Cause – No Change in Control
Lump Sum Cash Payment SERP Payment Increased SERP Benefit	2,438,227 4,728,575 1,934,359	— — —	1,251,508 — —	890,981 1,377,472 208,958	950,194 — —	— — —
Discharge Without Cause – Change in Control-Related
Lump Sum Cash Payment SERP Payment Increased SERP Benefit	2,438,227 5,792,436 2,998,220	— — —	1,251,508 2,321,809 2,065,042	890,981 1,401,642 233,128	950,194 — —	— — —

(1)

Prior to his retirement, Mr. Wingard would have been entitled to vesting of restricted stock in the amount of $96,260 due to death, retirement or disability. Mr. Wingard would also have been entitled to a lump sum cash payment of $780,074 due to discharge without cause (no change in control) or $780,074 due to discharge without cause (change in control).

Executive Compensation Committee Interlocks and Insider Participation

The members of the ECC are Messrs. Seager (Chairperson), Montler, Pontzer, Powell, Scott, and Smith. No person who served as a member of the ECC during 2019 was a current or former officer or employee of the Corporation or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with the Corporation required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2019, which generally means that no executive officer of the Corporation served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the ECC of the Corporation.

CERTAIN TRANSACTIONS

Directors and officers of the Corporation and certain business organizations and individuals associated with them have been customers of and have had normal banking transactions with CNB Bank. All such transactions have been in the ordinary course of business, on terms substantially equivalent, including interest rates and collateral, to those which prevailed at the time in comparable transactions with persons not related to the Corporation or the Bank and do not involve more than the normal risk of collectability or present other unfavorable features.

Code of Ethics

The Board has approved a Code of Ethics for Officers and Directors. The Code of Ethics can be found at the Bank’s website, www.cnbbank.bank.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to the Corporation’s Code of Conduct, directors, officers, agents, attorneys and immediate family members of such persons and business entities in which such persons have, directly or indirectly, a majority or controlling interest should at all times be free of any conflicting interests when acting on behalf of the Corporation or any of its affiliates.

The Code of Conduct specifies that loan transactions involving such persons will be governed by regulatory rules and regulations restricting rates and terms, the Corporation’s general lending policies and the Corporation’s insider loans policy and such loans must be approved by an authorized lending officer other than the person in question.

The Code of Conduct further requires that all potential conflict of interest situations be reported. Any person who wishes to obtain approval of a particular action, or waiver of any requirements of the Code of Conduct in any particular situation, must apply for approval or waiver by disclosing all relevant facts and circumstances to the approving authority. For directors, the Corporation’s Board may grant approval or waivers. For officers, the executive officer responsible for the department to which the officer is assigned may grant approval or waivers and for all others, the Corporation’s Chairperson or President may grant such approval or waivers. Persons subject to the Code of Conduct and wishing to engage in a purchase, lease or sale of any assets or services from or to the Corporation or any of its affiliates, other than in the ordinary course of business, must disclose the facts to the Corporation’s Board, which shall then determine whether to approve such transaction.

STOCK OWNERSHIP

Stock Owned by Management and Directors

The following table presents information known to us regarding the beneficial ownership of our common stock as of the record date of February 24, 2020 by each of our directors and NEOs and by all of our directors, NEOs and other executive officers as a group. All information as to beneficial ownership has been provided to us by the directors, NEOs and other executive officers, and unless otherwise indicated, each of the directors, NEOs and other executive officers has sole voting and investment power over all of the shares they beneficially own.

Name	Shares Beneficially Owned(1)		Percentage of Shares Outstanding(5)
Directors:
Peter F. Smith	83,359	(2)	*
Joseph B. Bower, Jr.	46,029	(2)(3)	*
	277,097	(4)	1.80%
Richard L. Greslick, Jr.	18,410		*
Robert W. Montler	55,683		*
Joel E. Peterson	10,417		*
Deborah Dick Pontzer	27,037		*
Jeffrey S. Powell	124,775	(2)	*
Nicholas N. Scott	12,294		*
Richard B. Seager	13,901		*
Francis X. Straub, III	16,659		*
Peter C. Varischetti	6,223		*
Julie Young	352		*
Executive Officers:
Joseph E. Dell, Jr.	10,246		*
Tito L. Lima	1,507		*
Mark D. Breakey	—		N/A
Brian W. Wingard	—		N/A
Directors and Executive Officers as Group (19 persons) (6)	456,941		2.97%

(1)	Information furnished by directors, NEOs and other executive officers.
(2)	Includes joint ownership with relatives as to which the director or officer has joint voting or investment powers.
(3)	Includes shares through a trust or pension plan agreement.
(4)	Includes shared voting rights for shares indirectly held in trust for the Plan.
(5)	* represents less than 1%.
(6)	Excludes shares indirectly held in trust for the Plan.

Stock Owned by 5% Shareholders

Name	Shares Beneficially Owned		Percentage of Shares Outstanding
BlackRock, Inc.	821,557	(1)	5.4%

(1)

Based solely on a Schedule 13G filed with the SEC on February 7, 2020. BlackRock, Inc. has sole voting power with respect to 794,344 shares and sole dispositive power with respect to 821,557 shares. BlackRock, Inc. has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 555 East 52nd Street, New York, NY 10055.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Joseph B. Bower, Jr., our CEO. For 2019, our most recently completed fiscal year, the median of the annual total compensation of all of the Corporation’s employees was $36,768, and the annual total compensation of our CEO, as reported in the “Summary Compensation Table” included in this Proxy Statement and adjusted for the value of non-discriminatory health insurance benefits, was $1,678,443. As a result, our CEO’s annual total compensation was 46 times that of the median of the annual total compensation of all employees.

To identify the median of the annual total compensation for all of the Corporation’s employees, as well as to determine the annual total compensation of our median employee and CEO, we took the following steps:

1.

We determined that, as of December 31, 2019, our employee population consisted of 594 individuals with all of these individuals located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on March 5, 2020 (the “Annual Report”)). This population consisted of our full-time, part-time, and temporary employees.

a.

In this Proxy Statement, we selected December 31, 2019, which is within the last three months of 2019, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

2.

To identify the “median employee” from our employee population, we compared the salary amount of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2019.

3.

We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Since all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.

4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $36,768. As the median employee has opted out of our health care benefits, the estimated value of such employee’s benefits is $0.

5.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report, then added the value of non-discriminatory health insurance benefits.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under SEC rules, the Corporation’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Corporation believes that during fiscal 2019, such SEC filing requirements were satisfied.

Other Matters to Come Before the 2020 Annual Meeting

The Board does not intend to bring any other matters before the annual meeting and does not know of any matter which anyone proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.

Shareholder Proposals for the 2021 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the 2021 annual meeting of shareholders, and any shareholder proposal for a nominee to the Board or proposal for any other matter to be acted upon at the 2021 annual meeting of shareholders must be addressed to Joseph B. Bower, Jr., President, CNB Financial Corporation, P.O. Box 42, Clearfield, PA 16830, and received no later than November 11, 2020.

By Order of the Board of Directors,

Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania

March 11, 2020

PROXY

CNB Financial Corporation

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ms. Kylie Graham and Ms. Alyssa Lumadue, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) of CNB Financial Corporation (the “Corporation”) in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at Lock Haven University - Clearfield Campus, 201 University Drive, Clearfield, PA 16830, 2nd Floor - Upper Lounge on Tuesday April 21st, 2020, 2:00 p.m. Eastern Time, and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR ANY NOMINEE IT WILL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1 AND WILL BE VOTED “FOR” PROPOSALS 2 AND 4, AND “ONE YEAR” FOR PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held April 21, 2020.

The Proxy Statement and our 2019 Annual Report to Shareholders

are available at: http://www.viewproxy.com/CNBFinancial/2020

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 4, AND “ONE YEAR” FOR PROPOSAL 3.	Please mark your votes like this	☒

Proposal 1. Election of Class 1 Directors for 3 year terms expiring in 2023.

	FOR	AGAINST	ABSTAIN
01 Peter F. Smith	☐	☐	☐
02 Jeffrey S. Powell	☐	☐	☐
03 Francis X. Straub, III	☐	☐	☐
04 Peter C. Varischetti	☐	☐	☐

  Election of Class 2 Director for a 2 year term expiring in 2022.

	FOR	AGAINST	ABSTAIN
01 Julie M. Young	☐	☐	☐

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

CONTROL NUMBER

Proposal 2.

SAY-ON-PAY VOTE: To vote on a non-binding advisory resolution on the compensation program for CNB Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the Proxy Statement (a “say-on-pay” vote).

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3.

SAY-ON-FREQUENCY VOTE: To vote on a non-binding advisory basis on how frequently shareholders will be provided a “say-on-pay” vote. Shareholders have the opportunity to request a “say-on-pay” vote every year, every two years, or every three years, or abstain from voting on the matter completely.

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

Proposal 4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2020.

☐ FOR	☐ AGAINST	☐ ABSTAIN

WILL ATTEND THE MEETING ☐

Date:	, 2020

Signature

Signature

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

As a shareholder of CNB Financial Corporation you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 20, 2020.

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/CCNE	TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616	MAIL Vote Your Proxy by Mail:

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY